DISTINCTIVE DEVICES, INC.
                                  PRESS RELEASE

SHARES TO TRADE UNDER THE SYMBOL DDVS ON THE OTC BULLETIN BOARD FOLLOWING COMPLETION OF A 1-FOR-6 REVERSE STOCK SPLIT AND A MIGRATORY MERGER TO DELAWARE.

FOR IMMEDIATE RELEASE:
----------------------

         FORT LEE, NEW JERSEY, NOVEMBER 8, 2002 -- DISTINCTIVE DEVICES, INC. (OTC BB:DDEV) announced completion of both a one-for-six reverse stock split of its Common Stock, following a conversion of all of its outstanding Series C Preferred and Series D Preferred Stock into Common Stock, and a migratory merger to the State of Delaware from the State of New York. By reason of these transactions, the Delaware corporation is the successor public company and has outstanding 7,008,582 shares of Common Stock. Effective November 12, 2002, the Common Stock will begin trading on the OTC Bulletin Board under the symbol DDVS. Until November 12, the Common Stock will continue to trade under the symbol DDEV on a pre-reverse split basis.

         The shareholders of the New York corporation had authorized the Board of Directors to effect a reverse stock split, falling within a range of 1-for-4 and 1-for-10, at a ratio to be determined by the Board, approved increases in the authorized capital stock, approved the Delaware migration by a merger into Distinctive Devices, Inc., a Delaware corporation, and elected directors. Prior to effecting the reverse stock split, all of the outstanding shares of Series C Preferred and Series D Preferred Stock were converted into Common Stock, resulting in the New York corporation having outstanding 42,051,490 shares of Common Stock. The Board of Directors determined that the split should be at the one-for-six ratio, thereby reducing the number of outstanding shares to 7,008,582 shares. Upon the effectiveness of the migratory merger, each outstanding post-split share of the New York corporation was exchanged for one share of Common Stock of the Delaware corporation. The persons who were elected directors of the New York corporation serve as the directors of the Delaware successor.

         The Company's transfer agent, Registrar & Transfer Company, will send letters of transmittal to stockholders for them to use in exchanging their stock certificates of the New York corporation for certificates of the Delaware corporation and reflecting the post-split shares.

         Sanjay S. Mody, President, said, "Effecting the reverse stock split and reincorporating in Delaware should position Distinctive Devices to take best advantage of the future corporate events."


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         Distinctive Devices, Inc. is a systems integrator, a developer of software programs and a marketer of multi-access telephone line equipment, primarily serving markets in India and Russia. The Company is also engaged in gemstone trading.

SAFE HARBOR STATEMENT:
The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission.

COMPANY CONTACT:
Sanjay Mody, President
(201) 363-9922                                       # # #


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